Exhibit 99.3

TRANSCAT, INC.
2021 STOCK INCENTIVE PLAN

Transcat, Inc., an Ohio corporation (“Transcat”), hereby established the Transcat, Inc. 2021 Stock Incentive Plan (the “Plan”) for the benefit of eligible Employees, Directors and Consultants.

ARTICLE 1
PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The purpose of the Plan is to recruit and retain selected Employees, Directors and Consultants and to motivate such Employees, Directors and Consultants to put forth their maximum efforts toward the continued growth, profitability and success of the Company by providing incentives to such Employees, Directors and Consultants through the ownership and performance of Common Stock.

1.2 Term. The Plan was approved by the Board on June 7, 2021, and will become effective upon the approval by Transcat’s shareholders at the 2021 Annual Meeting on September 8, 2021 (the “Effective Date”). No Award will be granted under the Plan more than 10 years after the Effective Date, but all Awards granted on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

1.3 Successor Plan. The Plan was established as a successor to the 2003 Incentive Plan, as amended and restated (the “Prior Plan”). If the Plan is approved, no additional awards shall be made under the Prior Plan after the Effective Date. As provided by Section 5.1, shares of Common Stock authorized under the Prior Plan as of the Effective Date will become available for issuance or transfer under the Plan. Outstanding awards under the Prior Plan continue in effect according to their terms as in effect before the Effective Date (subject to such amendments as the Committee determines, consistent with the Prior Plan, as applicable).

ARTICLE 2
DEFINITIONS

2.1 Approved Reason. “Approved Reason” means a reason for terminating employment with the Company which, in the opinion of the Committee, is in the best interests of the Company.

2.2 Award. “Award” means the Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards and other awards granted under the Plan.

2.3 Award Agreement. “Award Agreement” means a written or electronic agreement entered into between Transcat and a Participant setting forth the terms and conditions of an Award made to the Participant under the Plan, in such form as prescribed by the Committee from time to time.

2.4 Board. “Board” means the Board of Directors of Transcat.

2.5 Cause. “Cause” as a reason for the termination of a Participant’s employment means (a) the willful and continued failure by a Participant to substantially perform his or her duties with the Company after written warnings identifying the lack of substantial performance are delivered to the Participant by the Company to specifically identify the manner in which the Company believes that the Participant has not substantially performed his or her duties; (b) the willful engaging by a Participant in illegal conduct which is materially and demonstrably injurious to the Company; (c) the commission of a felony by a Participant; (d) the breach by a Participant of a material fiduciary duty owed by that Participant to the Company; (e) the intentional unauthorized disclosure by a Participant to any person of confidential information or trade secrets of a material nature relating to the Company’s business; or (f) the engaging by a Participant in any conduct that the Company’s written rules, regulations or policies specify as constituting grounds for discharge.

2.6 Change in Control. “Change in Control” means (a) any “person” within the meaning of Section 14(d) of the Exchange Act, other than Transcat, a Subsidiary, or any employee benefit plan(s) sponsored by Transcat or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 50 percent or more of the combined voting power of the outstanding securities of Transcat ordinarily having the right to vote at the election of directors; (b) individuals who constitute the Board on September 8, 2021 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof (or a majority of the Board as then constituted), provided that any person becoming a director subsequent to September 8, 2021 whose election, or nomination for election by Transcat’s shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Transcat in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; (c) the closing of a reorganization, merger or consolidation of Transcat, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of Transcat ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than three-quarters (3/4) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; (d) the closing of a sale or other disposition of all or substantially all of the assets of Transcat, other than to a Subsidiary; or (e) the complete liquidation and dissolution of Transcat.

2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

2.8 Committee. “Committee” means the Compensation Committee of the Board, each member of which is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and meets the independence requirements of the Exchange listing standards.

2.9 Common Stock. “Common Stock” means the common stock of Transcat, $0.50 par value per share.

2.10 Company. “Company” means Transcat and its Subsidiaries.

2.11 Consultant. “Consultant” means a consultant, advisor or independent contractor retained by the Company.

2.12 Director. “Director” means a non-Employee member of the Board.

2.13 Disability. “Disability” for a Participant who is an Employee, means a disability under the terms of the long-term disability plan maintained by the Participant’s employer, or in the absence of such a plan, the Transcat, Inc. Long Term Disability Plan; and for all other Participants, means a disability under the Transcat, Inc. Long Term Disability Plan. Notwithstanding the foregoing, if the determination of Disability relates to an Incentive Stock Option, Disability means the Employee is permanently and totally disabled under Section 22(e)(3) of the Code.

2.14 Employee. “Employee” means an employee of the Company.

2.15 Exchange. “Exchange” means the Nasdaq Stock Market or such other principal securities market on which the Common Stock is traded.

2.16 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

2.17 Exercise Price. “Exercise Price” means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.

2.18 Fair Market Value. “Fair Market Value” of Common Stock means the closing price of the Common Stock as reported on the Exchange on the relevant valuation date or, if there were no Common Stock transactions on such day, on the next preceding date on which there were Common Stock transactions.

2.19 Good Reason. “Good Reason” as a reason for the termination of a Participant’s employment means (a) a material diminution in the Participant’s base salary from the level immediately prior to the Change in Control; or (b) a material change in the geographic location at which the Participant must primarily perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than 50 miles away) from the geographic location immediately prior to the Change in Control; provided, however, no termination shall be deemed to be for Good Reason unless (i) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances; (ii) to the extent curable, the Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice; and (iii) the effective date of the termination for Good Reason occurs no later than 180 days after the initial existence of the facts or circumstances constituting Good Reason.

2.20 Incentive Stock Option. “Incentive Stock Option” means an Option to purchase Common Stock which is granted under the Plan with the intention that it qualify as an “incentive stock option” as that term is defined under Section 422 of the Code.

2.21 Involuntary Termination. “Involuntary Termination” means a termination of a Participant’s employment or service by the Company without Cause or by the Participant for Good Reason. For avoidance of doubt, an Involuntary Termination shall not include a termination of the Participant’s employment or service by the Company for Cause or due to the Participant’s death, Disability, Retirement or voluntary resignation other than for Good Reason.

2.22 Non-Qualified Stock Option. “Non-Qualified Stock Option” means an Option to purchase Common Stock which is granted under the Plan and that is not an Incentive Stock Option.

2.23 Option. “Option” means a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 6.4.

2.24 Over 10% Owner. “Over 10% Owner” means an individual who, at the time an Incentive Stock Option is granted to such individual, owns Common Stock possessing more than 10 percent of the total combined voting power of Transcat or one of its Subsidiaries, determined by applying the attribution rules of Section 424(d) of the Code.

2.25 Participant. “Participant” means an Employee, Director or Consultant to whom an Award has been granted under the Plan.

2.26 Restricted Period. “Restricted Period” means the period of time during which Restricted Stock Awards granted pursuant to Section 6.6 or Restricted Stock Unit Awards granted pursuant to Section 6.7 are subject to restrictions.

2.27 Restricted Stock Award. “Restricted Stock Award” means an award of Common Stock subject to restrictions determined by the Committee as described in Section 6.6.

2.28 Restricted Stock Unit Award. “Restricted Stock Unit Award” means an award as described in Section 6.7.

2.29 Retirement. “Retirement” means, in the case of a Participant employed by the Company, voluntary termination of employment on or after attaining age 55.

2.30 Securities Act. “Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

2.31 Stock Appreciation Right. “Stock Appreciation Right” means an award of a stock appreciation right as described in Section 6.5.

2.32 Strike Price. “Strike Price” means the measuring price per share of Common Stock for a Stock Appreciation Right used to determine the payment of such Stock Appreciation Right.

2.33 Subsidiary. “Subsidiary” means a corporation or other business entity in which Transcat directly or indirectly has an ownership interest of 50 percent or more, except that with respect to Incentive Stock Options, Subsidiary means subsidiary corporation as defined in Section 424(f) of the Code.

2.34 Termination of Employment. “Termination of Employment” means the termination of the employment or other service relationship between a Participant and the Company, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or Retirement, as determined by the Committee pursuant to Section 6.3(h)(3).

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Subject to the limitation on eligibility for awards of Incentive Stock Options set forth in Section 6.4(f), any Employee, Director or Consultant who is selected by the Committee is eligible to receive an Award under the Plan.

3.2 Participation. Unless otherwise determined by the Committee, as a condition precedent to participation in the Plan, each Employee, Director or Consultant selected to receive an Award shall enter into an Award Agreement with the Company, agreeing to the terms and conditions of the Plan and the Award granted.

ARTICLE 4
ADMINISTRATION

4.1 Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2 Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) select the Employees, Directors and Consultants to whom Awards will be granted; (b) determine the type of Awards to be made to be granted; (c) determine the number of shares of Common Stock subject to each Award; (d) determine the terms and conditions of each Award consistent with the Plan, including, without limitation, the applicable vesting schedule and forfeiture provisions of the Award, Exercise Price, Strike Price, performance goals, performance periods, Restricted Periods and exercise periods; (e) determine the terms and provisions of Award Agreements consistent with the Plan; (f) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and (g) make all determinations it deems necessary or advisable for the administration of the Plan, including factual determinations. Except as otherwise required by the Plan, the Committee shall have the authority to interpret and construe the provisions of the Plan and the Award Agreements, and to make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. It is the intent of the Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.3 Delegation. The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the Chief Executive Officer of Transcat or other senior members of management as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice. References in the Plan to Committee shall include the individuals to whom the Committee has delegated authority to the extent of the authority so delegated.

4.4 Indemnification. No Director, member of the Committee, or officer or employee to whom any duty or power relating to the administration or interpretation of the Plan has been delegated (each, an “Indemnified Person”), shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award. Each Indemnified Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Indemnified Person in connection with or resulting from any claim, action, suit or proceeding to which the Indemnified Person may be a party or in which the Indemnified Person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by the Indemnified Person in settlement thereof, with the Company’s approval, or paid by the Indemnified Person in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided the Indemnified Person shall give the Company an opportunity, at its own expense, to handle, and defend the same before the Indemnified Person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnified Persons may be entitled under Transcat’s governing documents or policies, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5
STOCK SUBJECT TO PLAN

5.1 Available Shares. Subject to adjustment in accordance with Section 9.1, the maximum number of shares of Common Stock available for grant of Awards under the Plan during its term shall be the sum of the following: (a) the number of shares remaining available for issuance under the Prior Plan on the Effective Date; and (b) any shares of Common Stock that are subject to outstanding awards under the Prior Plan on the Effective Date that are subsequently canceled, expired, forfeited, or otherwise not issued or are settled in cash (collectively, the “Share Reserve”). All or any of this maximum number of shares of Common Stock reserved under the Plan may be issued pursuant to Awards of Incentive Stock Options or pursuant to any one or more other Awards. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

5.2 Share Counting.

(a) Shares Deducted. For purposes of calculating the total number of shares of Common Stock available for grants of Awards under Section 5.1, the following shall apply: (i) the number of shares of Common Stock available for grants of Awards hereunder shall be reduced by the number of shares for which Awards are actually granted under the Plan; and (ii) the grant of a Performance Stock Award or Performance Stock Unit Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under such Award.

(b) Shares Added Back. If any Award under the Plan shall expire, terminate, be canceled, or is unsettled for any reason without having been exercised in full, or if any Award shall be forfeited to Transcat, the unexercised, unsettled or forfeited Award, shall not count against the aggregate limitation in Section 5.1 and shall again become available for grants under the Plan. Further, if less than the maximum number of shares of Common Stock which may be issued under a Performance Stock Award or Performance Stock Unit Award are earned and issued, only the number of shares of Common Stock actually issued shall count against the above limit, and the excess of the maximum over the actual number of shares of Common Stock issued shall again become available for grants under the Plan.

(c) Shares Not Added Back. Shares of Common Stock equal in number to the shares tendered or withheld in payment of the Exercise Price of an Option or in settlement of any other Award, and shares of Common Stock that are tendered or withheld in order to satisfy any federal, state, or local tax liability, shall count against the aggregate limitation in Section 5.1 and shall not become available again for grants under the Plan. In addition, the full number of shares of Common Stock subject to a Stock Appreciation Right shall count against the above limit, and any shares that were estimated to be used for such purposes and were not in fact so used shall not become available again for grants under the Plan.

(d) Cash Awards. Awards to be settled in cash do not count against the aggregate limitation in Section 5.1.

5.3 Assumed or Substitute Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by Transcat or any Subsidiary or with which Transcat or any Subsidiary combines, shall not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1 or the maximum number of shares of Common Stock authorized for grant to an individual in any calendar year described in Section 5.4.

5.4 Participant Limits.

(a) Employee and Consultant Limits. Subject to adjustment in accordance with Section 9.1, the total number of shares of Common Stock for which Awards may be granted in any calendar year to any Employee or Consultant shall not exceed 100,000 shares of Common Stock.

(b) Director Limits. The aggregate grant date fair value of Awards granted in any calendar year to any Director shall not exceed $300,000. The maximum amount that may be paid in any calendar year to any Director in property other than shares of Common Stock in respect of services as a Director shall not exceed $300,000.

ARTICLE 6
AWARDS UNDER THE PLAN

6.1 In General. Awards may, at the Committee’s sole discretion, be granted in the form of Options pursuant to Section 6.4, Stock Appreciation Rights pursuant to Section 6.5, Restricted Stock Awards pursuant to Section 6.6, Restricted Stock Units pursuant to Section 6.7 or other Awards pursuant to Section 6.8, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole judgment, subject an Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise and restrictions on transferability and vesting), provided they are not inconsistent with the terms of the Plan.

6.2 Foreign Jurisdictions.

(a) Special Terms. In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“special terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The special terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or a Director’s or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (1) increase the aggregate limitation in Section 5.1; (2) increase the Participant limitations contained in Section 5.4; (3) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act; or (4) revoke, remove or reduce any vested right of a Participant without the prior written consent of such Participant.

(b) Currency Effects. Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars. In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

(c) Modifications to Awards. Subject to the limitation on repricing in Section 8.3, the Committee shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations or to avoid costly governmental filings. By means of illustration, but not limitation, the Committee may restrict the method of exercise of an Award to facilitate compliance with applicable securities laws or exchange control filings, laws or regulations.

(d) No Acquired Rights. No Employee, Director or Consultant in any country shall have any right to receive an Award. All Awards made at any time are subject to the prior approval of the Committee.

6.3 Terms and Conditions of Awards.

(a) Shares Subject to Grant. The number of shares of Common Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the Participant limitations in Section 5.4.

(b) Award Agreement. Each Award Agreement is subject to the terms of the Plan and any provisions contained in the Award Agreement that are inconsistent with the Plan shall be superseded by the terms of the Plan.

(c) Transfer and Exercise. Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during a Participant’s lifetime, only by the Participant, or in the event of the Disability of the Participant, by the Participant or the legal representative of the Participant, or in the event of the death of the Participant, by the legal representative of the Participant’s estate, or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Any transfer or attempted transfer of an Award by a Participant not made in accordance with the Plan and the applicable Award Agreement will be void and of no effect, and the Company will not recognize, or have the duty to recognize, any transfer not made in accordance with the Plan and the applicable Award Agreement, and an Award attempted to be transferred will continue to be bound by the Plan and the applicable Award Agreement.

(d) Payment. Awards for which any payment is due from a Participant including, without limitation, the Exercise Price of an Option, or the tax withholding required with respect to an Award pursuant to Section 6.1(f), may be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to:

(i) in cash or by personal check, bank draft, money order, money transfer or direct account debit;

(ii) if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a fair market value equal to the amount to be paid and/or the tax withholding required with respect to the Award;

(iii) if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired and unrestricted shares of Common Stock held by the Participant that have a fair market value equal to the amount to be paid and/or the tax withholding required with respect to the Award;

(iv) if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant and to remit to the Company a sufficient portion of the sale proceeds to satisfy the amount to be paid and/or the tax withholding required with respect to the Award; or

(v) any combination of the foregoing

(e) Dividend Equivalents. If the Committee so determines and provides in an Award Agreement, Participants may be credited with any dividend equivalents paid with respect to the shares of Common Stock underlying a Restricted Stock Unit Award granted pursuant to Section 6.7 or other Award granted pursuant to Section 6.8 in a manner determined by the Committee in its sole discretion. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash or shares of Common Stock. The Committee may apply any restrictions to such dividend equivalents that the Committee deems appropriate; provided, however, any dividend equivalents on an Award may be paid only if and to the extent the shares of Common Stock underlying the Award become vested or payable.

(f) Withholding. The Company shall deduct from all cash payments under the Plan the amount of any federal, state, or local taxes required to be withheld. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, or upon the vesting of any Restricted Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy the amount of any federal, state, or local taxes required to be withheld as a condition of and prior to the delivery or release of such shares.

(g) Exclusion from Minimum Vesting Requirements. Awards granted under Section 6.4, Section 6.5, Section 6.6, Section 6.7 and Section 6.8 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(1) up to a maximum of five percent of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 5.1 may be issued pursuant to Awards granted under Section 6.4, Section 6.5, Section 6.6, Section 6.7 or Section 6.8 without regard for the minimum vesting period and continued employment or provision of service requirement set forth in such Sections;

(2) the minimum vesting period and continued employment or provision of service requirement shall not apply as the Committee may determine or permit otherwise in connection with the occurrence of a Retirement, death, or Disability of a Participant, a Participant’s Termination of Employment for an Approved Reason, or subject to the limitations set forth in Section 7.1, in the event of a Change in Control; and

(3) the minimum vesting period and continued employment or provision of service requirement shall not apply as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by Transcat or any Subsidiary or with which Transcat or any Subsidiary combines.

(h) Treatment of Awards upon Termination of Employment.

(1) All Awards granted under the Plan, including all unexercised Options whether vested or non-vested, shall immediately be forfeited and may not thereafter vest or be exercised in the event a Participant incurs a Termination of Employment for Cause.

(2) Except as otherwise provided by Section 6.1(h)(1), any Award under the Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or as the Committee may otherwise determine to the extent not prohibited by or inconsistent with the provisions of the Plan (including Section 6.3(g)), taking into consideration such other factors as the Committee determines are relevant to its decision whether to continue an Award.

(3) Subject to Section 6.1(h)(1), the Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

(i) Deferred Compensation. Notwithstanding the Committee’s discretion to determine the terms and conditions of Awards under the Plan, the Committee may require or permit the deferral of the receipt of Awards (other than an Option or Stock Appreciation Right) upon such terms as the Committee deems appropriate and in accordance with the requirements of Section 409A of the Code.

6.4 Options. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option. Each Incentive Stock Option granted under the Plan shall be clearly identified as to its status as an Incentive Stock Option and the applicable Award Agreement shall reflect such status. Subject to the special conditions applicable to Incentive Stock Options set forth in Section 6.4(f) and the special conditions applicable to substitute Options set forth in Section 6.4(g), Options awarded under the Plan shall be subject to the following terms and conditions:

(a) Exercise Price. Subject to adjustment in accordance with Section 9.1, the Exercise Price per share of Common Stock purchasable under any Option shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement; provided, however, the Exercise Price may not be less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(b) Option Term. The exercise period for each Option granted under the Plan shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(c) Conditions to Exercise. Each Option granted under the Plan shall vest over a period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee; provided, however, except as otherwise permitted by Section 6.3(g), Options shall not vest for at least one year after the date of grant. The Committee may impose such conditions and restrictions on the exercise of an Option as it may deem appropriate. Each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and for such number of shares of Common Stock as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(d) Exercise of Option. An Option shall be exercised by (i) delivery to the Company of a written notice of exercise (on the form or in the manner specified by the Company for such notice) with respect to all or a specified number of shares of Common Stock subject to the Option; (ii) payment to the Company of the full amount of the Exercise Price in a manner permissible under Section 6.3(d) and the applicable Award Agreement; and (iii) satisfaction of the tax withholding required in a manner permissible under Section 6.3(d) and the applicable Award Agreement.

(e) No Rights as a Shareholder. The holder of an Option, as such, shall have none of the rights of a shareholder of Transcat with respect to the shares of Common Stock underlying such Option until such time as the Option vests, is exercised and the shares of Common Stock are issued to the holder of the Option.

(f) Special Conditions for Incentive Stock Options. Notwithstanding anything to the contrary in Section 6.1 or this Section 6.4, Incentive Stock Options shall be subject to the following terms and conditions:

(i) Incentive Stock Options may only be granted to Employees of Transcat or of a Subsidiary that qualifies as a “subsidiary corporation” within the meaning given such term by Section 424 of the Code.

(ii) The aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options intended to meet the requirements of Section 422 of the Code become exercisable for the first time by an Employee during any calendar year (under all plans of Transcat and its Subsidiaries) may not exceed $100,000; provided, however, if such limitation is exceeded, the portion of such Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

(iii) No Incentive Stock Option may be granted after 10 years from the date that the Plan was last approved by Transcat’s shareholders.

(iv) With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110 percent of the Fair Market Value of the Common Stock subject to the Incentive Stock Option on the date the Incentive Stock Option is granted.

(v) The exercise period for an Incentive Stock Option must be no longer than 10 years from the date that the Incentive Stock Option is granted, or in the case of an Incentive Stock Option granted to an Over 10% Owner, the exercise period may be no longer than five years after the date that the Incentive Stock Option is granted.

(vi) For an Incentive Stock Option issued in substitution for an incentive stock option previously issued by another entity, which substitution occurs in connection with a transaction to which Section 424(a) of the Code is applicable, both the number of shares of Common Stock and the Exercise Price of the substitute Incentive Stock Option shall be determined in accordance with Section 424 of the Code.

(vii) Incentive Stock Options granted under the Plan are intended to comply with Section 422 of the Code, and the provisions of the Plan and the Award Agreements for any Incentive Stock Options granted under the Plan shall be construed in such manner as to effectuate that intent.

(viii) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Share Reserve.

(g) Special Provisions for Substitute Options. Notwithstanding anything to the contrary in this Section 6.4, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a corporate transaction, may provide for an Exercise Price and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

6.5 Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to receive at the time of payment or exercise, for a specified or determinable number of shares of the Common Stock, an amount equal to a percentage (not to exceed 100 percent) of the excess of Fair Market Value of a share of Common Stock over the applicable Strike Price per share of Common Stock. Each Stock Appreciation Right shall be subject to the following terms and conditions:

(a) Strike Price. Subject to adjustment in accordance with Section 9.1, the Strike Price per share of Common Stock under any Stock Appreciation Right shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement; provided, however, the Strike Price may not be less than the Fair Market Value of the Common Stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

(b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall vest over a period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee; provided, however, except as otherwise permitted by Section 6.3(g), Stock Appreciation Rights shall not vest for at least one year after the date of grant. The Committee may impose such conditions and restrictions on the exercise of a Stock Appreciation Right as it may deem appropriate. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts as determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement.

(c) No Rights as a Shareholder. The holder of a Stock Appreciation Right, as such, shall have none of the rights of a shareholder of Transcat with respect to the shares of Common Stock underlying such Stock Appreciation Right until such time as the Stock Appreciation Right vests, is exercised and the shares of Common Stock are issued to the holder of the Stock Appreciation Right.

(d) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash, shares of Common Stock (valued at their fair market value), or a combination thereof, as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

6.6 Restricted Stock Awards. Each Restricted Stock Award shall be made in such number of shares of Common Stock, upon such terms and conditions on such shares, for such Restricted Period and with such dividend or voting rights during the Restricted Period as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement. Restricted Stock Awards shall be subject to the following terms and conditions:

(a) Consideration. The Committee may require a payment from the Participant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without any consideration from the Participant other than his or her service to or on behalf of the Company.

(b) Shares. A Restricted Stock Award granted pursuant to the Plan may be evidenced by book entry or in such manner as the Committee shall determine, and the Committee may take any action it deems necessary or advisable to reflect that the shares of Common Stock that are part of the Restricted Stock Award are subject to its applicable terms, conditions, and restrictions applicable, until the restrictions thereon shall have lapsed.

(c) Vesting. Each Restricted Stock Award shall vest over a Restricted Period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee; provided, however, except as otherwise permitted by Section 6.3(g), Restricted Stock Awards shall not vest for at least one year after the date of grant. Restricted Stock Awards subject to performance goals may be designated as “Performance Stock Awards.”

(d) Rights as Shareholder. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, a grant of a Restricted Stock Award shall immediately entitle the Participant to voting and dividend rights with respect to the shares of Common Stock subject to the Award; provided, however, the dividends and other distributions on the shares of Common Stock subject to the Award shall in all cases either (i) be deferred and payment thereof contingent on the vesting of the shares of Common Stock with respect to which such dividends and other distributions are paid, or (ii) be credited with additional number of shares of Restricted Stock determined using the amount of dividends that would have been paid on the number of shares of Common Stock underlying the Award and the fair market value of a share of Common Stock on the applicable dividend payment date, in each case subject to the same vesting and forfeiture restrictions that apply to the shares of Common Stock subject to the Award with respect to which such dividends and other distributions are paid.

6.7 Restricted Stock Unit Awards. Restricted Stock Unit Awards shall entitle the Participant to receive, at a specified future date or event, payment of a specified number of shares of Common Stock or an amount equal to all or a portion of the fair market value of a specified number of shares of Common Stock at the end of the applicable Restricted Period. Each Restricted Stock Unit Award shall be made in such number of shares of Common Stock, upon such terms and conditions, for such Restricted Period and with such dividend equivalent rights during the Restricted Period as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement. Restricted Stock Unit Awards shall be subject to the following terms and conditions:

(a) Consideration. The Committee may require a payment from the Participant in consideration of a payment of a Restricted Stock Unit Award or may grant a Restricted Stock Unit Award without any consideration from the Participant other than his or her service to or on behalf of the Company.

(b) Vesting. Each Restricted Stock Unit Award shall vest over a Restricted Period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee provided, however, except as otherwise permitted by Section 6.3(g), Restricted Stock Units shall not vest for at least one year after the date of grant. Restricted Stock Unit Awards subject to performance goals may be designated as “Performance Stock Unit Awards.”

(c) No Rights as a Shareholder. The holder of a Restricted Stock Unit Award, as such, shall have none of the rights of a shareholder of Transcat with respect to the shares of Common Stock underlying such Restricted Stock Unit Award until such time as the Restricted Stock Unit Award vests, is paid and the shares of Common Stock are issued to the holder of the Restricted Stock Unit Award.

(d) Settlement. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent fair market value, any combination thereof or in any other form of consideration, as determined by the Committee and set forth in the applicable Award Agreement.

6.8 Other Awards. Subject to applicable law and the limits set forth in Article 5, the Committee may grant to any Participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock. The Committee will determine the terms and conditions of such Awards. Except as otherwise permitted by Section 6.3(g), such Awards shall not vest for at least one year after the date of grant.

ARTICLE 7
CHANGE IN CONTROL

7.1 Effect of a Change in Control. In the event of a Change in Control, the following acceleration, exercisability, and valuation provisions will apply:

(a) Upon a Change in Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable, and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit or other Award will lapse, and each Award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), except to the extent that an Award meeting the requirements of Section 7.1(b) (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 7.1(b) to replace or adjust such outstanding Award (a “Replaced Award”);

(b) An Award meets the conditions of this Section 7.1(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock award for Restricted Stock Award, restricted stock unit award for Restricted Stock Unit Award, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of Transcat or its successor in the Change in Control or another entity that is affiliated with Transcat or its successor following the Change in Control, (iv) the federal tax consequences to the Participant holding the Replaced Award of the Replacement Award are not less favorable to such Participant than the federal tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied; and

(c) Except as otherwise provided in an executive, employment, severance, or similar agreement, if any, between the Participant and the Company, upon the Involuntary Termination during the period of two years immediately following a Change in Control, of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before such Involuntary Termination that the Participant also held as of the date of the Change in Control and all stock options and stock appreciation rights that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such stock option or stock appreciation right, whichever period is shorter (provided, however, if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

ARTICLE 8
TERMINATION AND AMENDMENT

8.1 Termination and Amendment of the Plan.

(a) The Board may amend or terminate the Plan at any time; provided, however, the Board shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Common Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, affects the prohibition against repricing in Section 8.3 or would otherwise require shareholder approval under the Code or other applicable laws, or the listing standards of the Exchange.

(b) Notwithstanding Section 8.1(a), without the consent of the holder of an Award, no such termination or amendment of the Plan may adversely affect the then value of the Award or the rights of the holder of such Award, and with respect to any Award which provides for the deferral of compensation subject to the provisions of Section 409A of the Code, no termination or amendment of the Plan shall have the effect of accelerating the payment of such Award if and to the extent that such accelerated payment would violate Section 409A of the Code.

8.2 Amendment of Award Agreements. Subject to the limitations of Section 8.3, the Committee may amend an Award Agreement at any time, in its sole discretion; provided, however, without the consent of the holder of an Award, no such amendment of an Award Agreement may adversely affect the then value of the Award or the rights of the holder of such Award, and with respect to any Award which provides for the deferral of compensation subject to the provisions of Section 409A of the Code, no amendment of the Award Agreement shall have the effect of accelerating the payment of such Award if and to the extent that such accelerated payment would violate Section 409A of the Code.

8.3 No Repricing. Except as provided by Section 9.1, without the approval of Transcat’s shareholders, the Exercise Price of an Option or the Strike Price of a Stock Appreciation Right may not be amended or modified after the grant of the Option or Stock Appreciation Right, and an Option or Stock Appreciation Right may not be surrendered or cancelled in consideration of, or in exchange for, cash, other Awards, or the grant of a new Option or Stock Appreciation Right having an Exercise Price or Strike Price below that of the Option or Stock Appreciation Right that was surrendered or cancelled, and without the approval of Transcat’s shareholders, neither the Board nor the Committee may take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the Exchange.

ARTICLE 9
GENERAL PROVISIONS

9.1 Changes in Capitalization; Merger; Liquidation.

(a) The aggregate number of shares of Common Stock reserved for the grant of Awards, for issuance upon the exercise or payment, as applicable, of each outstanding Award and upon vesting of an Award; the annual limit per Participant; the Exercise Price of each outstanding Option; the Strike Price of each outstanding Stock Appreciation Right and the specified number of shares of Common Stock to which each outstanding Award pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization, or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of Transcat’s assets, other change in capital structure of Transcat, or tender offer for shares of Common Stock, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, or subject to the limitations of Section 7.1(a), the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but, except as set forth in this Section, may not otherwise diminish the then value of the Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of Transcat or a Subsidiary to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of Transcat or a Subsidiary, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of Transcat or a Subsidiary, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

9.2 Section 409A. Options, Stock Appreciation Rights, and Restricted Stock Awards granted under the Plan are intended to be exempt from Section 409A of the Code, and Restricted Stock Unit Awards, dividend equivalents, and other Awards granted under the Plan are intended to be exempt from or comply with Section 409A of the Code, and the Plan, Award Agreements and the terms of Awards shall be administered and interpreted consistent with such intention. In the event any provisions of the Plan or any Award Agreement are determined by the Committee potentially to violate Section 409A of the Code, such provisions shall be amended, as necessary, to be exempt from or comply with Section 409A of the Code; and until adoption of any such amendment, the provisions shall be construed and interpreted, to the extent possible, to be exempt from or comply with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from or comply with Section 409A of the Code, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

9.3 No Right to Employment or Service. Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an Employee, Director, Consultant or other service provider of the Company or affects the right of the Company to terminate a Participant’s employment or services at any time.

9.4 Non-Alienation of Benefits. Except as otherwise expressly provided by the Plan, no Award or benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, encumbrance, or charge; and any attempt to do so shall be void. No Award or benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

9.5 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration, or qualification of the shares of Common Stock covered by such Award upon any securities exchange or under any federal or state law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares of Common Stock pursuant to such Award may be withheld unless and until such listing, registration, or qualification shall have been effected. If a registration statement is not in effect under the Securities Act or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Common Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless Transcat shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws. Transcat may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as Transcat, in its discretion, shall deem appropriate.

9.6 Recoupment Policy. Notwithstanding any provision of the Plan or an Award Agreement, the amount of any cash paid under an Award, any shares of Common Stock granted or issued under an Award, and any amount received with respect to any sale of any such shares of Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s incentive compensation recoupment policy, as amended from to time.

9.7 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

9.8 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

9.9 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of Transcat.

9.10 Interpretation. Whenever used in the Plan, nouns in the singular shall include the plural and the plural shall include the singular, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections in the Plan are inserted for convenience and reference only, and they do not constitute part of the Plan.

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